Exhibit 99.21

October 31, 2022

Hamblin Watsa Investment Counsel Ltd.

95 Wellington Street West, Suite 802

Toronto, Ontario, Canada M5J 2N7

Washington Companies

P.O. Box 16630

101 International Way

Missoula, MT 59808

Ocean Network Express Pte. Ltd.

7 Straits View

#16-01 Marina One East Tower

Singapore 018936

David L. Sokol

Re:	Letter Agreement re: Joint Bidding Agreement, dated August 4, 2022

Ladies and Gentlemen:

Reference is made to (1) that certain Joint Bidding Agreement, dated August 4, 2022 (as amended, the “JBA”) by and among (i) each of the entities set forth in Schedule 2 attached to the JBA (collectively, “FF”), (ii) Deep Water Holdings, LLC, The Kyle Roy Washington 2014 Trust, Kyle Roy Washington 2005 Irrevocable Trust u/a/d July 15, 2005, and The Kevin Lee Washington 2014 Trust (collectively, “Washington Family Holdings”), (iii) Ocean Network Express Pte. Ltd. (“ONE”), and (iv) David L. Sokol (“DS” and, collectively with FF, Washington Family Holdings and ONE, the “Investors”); and (2) that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Poseidon Acquisition Corp., a Marshall Islands corporation (“Parent”), Poseidon Merger Sub, Inc., a Marshall Islands corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Atlas Corp., a Marshall Islands corporation (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

Each Investor is entering into this letter agreement (this “Agreement”) to amend and supplement certain provisions of the JBA on the date first set forth above and hereby agrees as follows:

1.

Each Investor (i) hereby consents to and authorizes the publication and disclosure by Parent and the Company, in any press release or the Proxy Statement (including all documents and schedules filed with the SEC) or other disclosure document required under Applicable Law in connection with the Merger Agreement or the transactions contemplated thereby, of its identity and ownership of Company Common Shares, the nature of its commitments, arrangements and understandings pursuant to the Voting and Support Agreements and such other information reasonably required under Applicable Law in connection with such publication or disclosure (“Shareholder Information”), (ii) subject to the terms of the JBA, hereby agrees to use its commercially reasonable efforts to furnish all information concerning such Investor and its Affiliates to Parent and the Company that is reasonably necessary for the preparation and filing of the Proxy Statement and the Schedule 13E-3, and provide such other assistance, as may be reasonably requested by Parent or the Company to be included therein, including the resolution of any comments received from the SEC, and (iii) hereby agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by such Investor specifically for use in any such filings. Parent shall provide each Investor with reasonable advance notice of and opportunity to review and comment on such draft documentation (or excerpts thereof to the extent related to such Investor and its Affiliates) and consider and take into account all reasonable comments of each Investor regarding disclosure related to such Investor and its Affiliates. The information supplied by each Investor for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any filing made with a Governmental Authority pursuant to the terms of the Merger Agreement will not, to the knowledge of such Investor, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent hereby consents to and authorizes the publication and disclosure by each Investor and its Affiliates of the Voting and Support Agreements, this Agreement and any Shareholder Information in any document, schedule or other disclosure required by Applicable Law (including any Schedule 13D or other filing with the SEC).

2.

At the Closing, each Investor shall enter into the shareholders agreement substantially in the form attached as Exhibit A hereto, with such modifications as may be mutually agreed to among all the Investors.

3.

Each of ONE, DS and Deep Water Holdings, LLC (“DWH”) on behalf of Washington Family Holdings has, as of the date hereof, executed an equity financing commitment letter in favor of Parent in which each has agreed, subject to the terms and conditions set forth therein, to fund an equity contribution to Parent as a subscription for Bidco Common Shares (as defined in the JBA). Each of ONE, DS and Washington Family Holdings (including DWH) hereby acknowledges and agrees that any prior equity financing commitment letter entered into by such party in favor of Parent is hereby terminated and replaced by, and any reference in the JBA to such equity financing commitment letter shall instead refer to, the applicable equity financing commitment letter in favor of Parent entered into by ONE (as such may be amended or modified from time to time in compliance with the terms thereof, the “ONE ECL”), DWH on behalf of Washington Family Holdings (as such may be amended or modified from time to time in compliance with the terms thereof, the “Washington Family Holdings ECL”), or DS (as such may be amended or modified from time to time in compliance with the terms thereof, the “DS ECL”), in each case as of the date hereof.

4.

Section 9.4(f) of the JBA is hereby amended and restated in its entirety to read as follows: “any exercise, amendment or waiver of a right (including any termination right) or obligation in, or condition precedent under, any Definitive Transaction Document;”

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5.

Each Investor shall, and shall use its commercially reasonable efforts to cause its Affiliates to, consistent with the undertakings and limitations (including with respect to competitively sensitive information and attorney-client privilege) set forth in Sections 8.01(a) and 8.01(c) of the Merger Agreement (but subject to the limitations set forth in Section 8.01(b) of the Merger Agreement and Section 7 of this Agreement), supply and provide all necessary information to any Governmental Authority requesting such information in connection with filings or notifications under applicable laws that are required as a result of, or pursuant to, the Merger Agreement, including, without limitation, information required or requested to be provided in connection with any Competition Law and/or Foreign Investment Law in connection with any approvals required (or which the Company and Parent otherwise determine to seek) in connection with the consummation of the Merger.

6.	The last sentence of Section 2.2 of the JBA is hereby deleted and the following sentences are added at the end of Section 2.2:

“Prior to the Closing, FF will exercise all of the FF Warrants for cash (the consummation of which exercise shall be contingent on the consummation of the closing of the Merger). In addition, in the event that the Holdback Shares have not been issued prior to the closing of the Merger, FF shall enter into an amendment with the Company as described in Section 8.10(b) of the Merger Agreement.”

7.

The third sentence of Section 5 of the JBA is hereby amended and restated in its entirety to read as follows (with capitalized terms used below, but not defined in the JBA, as defined in the Merger Agreement):

“Notwithstanding the foregoing or anything else in this Agreement to the contrary (including Section 9.5), nothing in this Section 5 or otherwise in this Agreement shall require any Investor, its subsidiaries, Affiliates or direct or indirect equityholders to offer, propose, negotiate, accept, effect, commit to or agree to (A) sell, transfer, divest, license or otherwise dispose of or hold separate any part of its or their businesses, operations, properties, products, product lines, services, rights or assets, (B) terminate, create, modify or amend any relationships, contractual rights, obligations, ventures or other arrangements, (C) agree to, or implement any changes to, any restrictions on or other impairment of the management, conduct of business, operation or ownership of its or their businesses, operations, properties, products, product lines, services, rights, interests or assets or (D) any other remedy, condition or commitment of any kind, in each case, other than, if reasonably possible, based on Parent’s good faith judgment, to finalize with the applicable Governmental Authority prior to the End Date (including any automatic or mutually agreed extension thereof), (x) any commercially reasonable requirement to restrict certain information with respect to the business of the Company and its Subsidiaries from an Investor or its Affiliates or Representatives or (y) any such measures with respect to the Company and its Subsidiaries that would, individually and in the aggregate, reasonably be expected to be immaterial to the business, assets, liabilities, condition (financial or otherwise) and results of operations of the Company and its Subsidiaries, taken as a whole; provided that the remedies, conditions and commitments described in the preceding clauses (x) and (y) shall not be required (or permitted by the Company or its Subsidiaries or

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Affiliates) to be offered, proposed, negotiated, accepted, effected, committed to or agreed to with any applicable Governmental Authority prior to the parties’ receipt of a remediation proposal from such Governmental Authority or notification that such Governmental Authority intends to conduct any in-depth investigation, including any U.S. Second Request, and shall not be permitted to be taken unless they are conditioned upon the Closing and effective only upon or after the Effective Time.”

8.

For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent in Delaware does hereby appoint Universal Registered Agents, Inc., as such agent.

9.

Section 13 of the JBA is hereby incorporated by reference in its entirety, mutatis mutandis, as if set forth herein; provided however that (i) Section 1, Section 5, Section 6, Section 7 and this Section 9 of this Agreement (as such sections are implemented in the JBA) shall not be amended without the written consent of the Special Committee (on behalf of the Company), (ii) the Special Committee (on behalf of the Company) is hereby made an express third-party beneficiary of Section 1, Section 5, Section 6, Section 7 and this Section 9 of this Agreement (as such sections are implemented in the JBA) solely in order to specifically enforce such Sections against the Investors and not for any other purposes, including any claim for monetary damages; and (iii) in addition to Section 13.3 of the JBA, (a) ONE hereby irrevocably submits to the personal jurisdiction of the courts of Singapore, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement and the JBA, (b) agrees that all claims in respect of such suit, action or proceeding may be brought, heard and determined in the courts of Singapore and (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts of Singapore. The rights of the Company under Section 1, Section 5, Section 6, Section 7 and this Section 9 shall survive any termination of the JBA, other than a termination pursuant to Section 12.1(c) or Section 12.1(e) thereof.

10.	Except as expressly set forth above, the JBA remains unmodified and in full force and effect.

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IN WITNESS WHEREOF, each Investor has caused this Agreement to be duly executed as of the date first above written.

HAMBLIN WATSA INVESTMENT COUNSEL LTD., in its capacity as investment manager and/or pursuant to a power of attorney on behalf of all entities set out on Schedule 2 of the JBA, other than The Second 810 Holdco Ltd. and The Sixty Three Foundation

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Chief Risk Officer

THE SECOND 810 HOLDCO LTD.

By:	/s/ V. Prem Watsa
Name:	V. Prem Watsa
Title:	President

THE SIXTY THREE FOUNDATION

By:	/s/ V. Prem Watsa
Name:	V. Prem Watsa
Title:	Director

[Signature Page to Letter Agreement Re: JBA]

OCEAN NETWORK EXPRESS PTE. LTD.

By:	/s/ Jeremy Nixon
Name:	Jeremy Nixon
Title:	Chief Executive Officer

[Signature Page to Letter Agreement Re: JBA]

DEEP WATER HOLDINGS, LLC

By	/s/ Jerry Lemon
Name: Jerry Lemon
Title: President

THE KYLE ROY WASHINGTON 2014 TRUST

By:	/s/ Christopher Hawks
Name: Christopher Hawks
Title: President, Copper Lion, Inc., Trustee

KYLE ROY WASHINGTON 2005 IRREVOCABLE TRUST CREATED UNDER AGREEMENT DATED JULY 15, 2005, INCLUDING ALL SUBSEQUENT AMENDMENTS, MODIFICATIONS AND RESTATEMENTS

By:	/s/ Christopher Hawks
Name: Christopher Hawks
Title: President, Copper Lion, Inc., Trustee

THE KEVIN LEE WASHINGTON 2014 TRUST

By:	/s/ Christopher Hawks
Name: Christopher Hawks
Title: President, Copper Lion, Inc., Trustee

[Signature Page to Letter Agreement Re: JBA]

/s/ David L. Sokol
DAVID L. SOKOL

[Signature Page to Letter Agreement Re: JBA]

Exhibit A

Form of Shareholders Agreement

[attached]